UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report:  January 9, 2008

(Date of earliest event reported)

AFFYMETRIX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-28218	77-0319159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3420 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (408) 731-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 9, 2008, Affymetrix, Inc. and Illumina, Inc. entered into a settlement agreement relating to certain patent litigation between the parties.  Under the terms of the settlement, Illumina agreed, without admitting liability, to make a one-time payment to Affymetrix of $90 million.  Affymetrix agreed to dismiss with prejudice all lawsuits it had brought against Illumina.  Illumina agreed to dismiss with prejudice its counterclaims in the relevant lawsuits.  In exchange for the payment, Affymetrix granted to Illumina a perpetual covenant not to sue Illumina, its affiliates and their customers under any and all Affymetrix patents and patent applications for making, using or selling any of Illumina’s current products, products in development, and evolutions of those products and related services.  In addition, Affymetrix granted to Illumina a covenant not to sue Illumina, its affiliates and customers for four years for making, using or selling products or services of Illumina that are based on future technology developments.  These covenants not to sue cover all fields other than photolithography, the process by which Affymetrix manufactures its arrays and a field in which Illumina does not currently operate.  Payment of the settlement amount will be made once the lawsuits have been formally dismissed by the courts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMETRIX, INC.

Dated: January 15, 2008	By:	/s/ Barbara A. Caulfield
Barbara A. Caulfield
Executive Vice President and General
Counsel